LICENCE GRANT AND ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of the 22nd day of August, 2008 (the "Effective Date")

BETWEEN:

FIRESWIRL TECHNOLOGIES INC.
a corporation with an office at Suite 207, 88 10th Street, New Westminster, BC V3M 6H8

("FTI")
- and -

FIRESWIRL SYSTEMS INC.
a corporation with an office at Suite 207, 88 10th Street, New Westminster, BC V3M 6H8

(the "Vendor")
- and –

INTELIMAX MEDIA INC.
a corporation  with an office at Suite 2320 Harbour Centre, 555 West Hastings Street, Vancouver, BC  V6B 4N4

(the "Purchaser")

WHEREAS:

A.
The Vendor is the owner of certain technology used for the purpose of providing various online casino games and multi-player poker games and the servers that currently host such technology, as described in Schedule A hereto (the "Technology");

B.	The Vendor is a wholly owned subsidiary of FTI;

C.	The Vendor wishes to licence the Technology and to the Purchaser;

D.
Upon the satisfaction of certain conditions precedent, the Vendor wishes to sell, and the Purchaser and the Purchaser wishes to purchase, the Technology and the servers that currently host the Technology; and

E.	Concurrent to such sale of the Technology, the Purchaser shall grant to the Vendor a perpetual licence to commercially exploit the Technology.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	INTERPRETATION

1.1 Defined Terms.  Unless otherwise defined in this Agreement, the following terms have the following meanings:

(a)	"Asset Purchase & Licence-Back Agreement" means the Asset Purchase & Licence-Back Agreement attached as Schedule B hereto;

(b)
"Confidential Information" means trade secrets and other information not generally known to the public that is owned by Purchaser or Vendor or by any entity affiliated, associated or related to Purchaser or Vendor, or by any of their respective suppliers, customers, or other business partners. Confidential Information includes, without limitation, the Technology, any enhancements, and all source code and related documentation, financial information, legal, corporate, marketing, research, technical, manufacturing, personnel, customer and supplier information and any other information, in whatever form or media, specifically identified as confidential by a party, or the nature of which is such that it would generally be considered confidential in the industry in which that party operates, or which that party is obligated to treat as confidential property;

(c)	"Full Payment Date" means the date upon which the aggregate total amount of Revenue Sharing Payments received by the Vendor from the Purchaser equals $1,100,000;

(d)	"Gamboozle" means Gamboozle Media Inc., a wholly-owned subsidiary of the Purchaser incorporated under the laws of the Province of British Columbia;

(e)
"IMI Shares" means the 1,500,000 Common shares without par value (at a deemed price of $0.25 per share equaling $375,000) in the capital of the Purchaser to be issued and registered in the name of the Vendor as partial satisfaction of the Purchase Price pursuant to the terms of Section 2.2 (a) of the Asset Purchase & Licence-Back Agreement;

(f)	"Initial Revenue Sharing Term" means the period of time commencing on the Effective Date and ending upon the earlier of:

(a)	eighteen (18) months after the Effective Date; or

(b)	the Listing Date Date;

(g)	"Licence Term" means period of time beginning on the Effective Date and ending on the earlier of:

(a)	Thirty-six (36) months after the Effective Date; or

(b)	the Full Payment Date;

(h)	"Listing Date" means any date, within the eighteen (18) month period following the Effective Date, upon which the shares in the capital of the Purchaser are listed on a Canadian stock exchange;

(i)
"Person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

(j)	"Pooling Agreement" means the Pooling Agreement between the Vendor and the Purchaser with respect to the shares in the capital of the Purchaser, attached as Schedule C hereto;

(k)	"Purchaser Sublicencee" means any Person to whom the Purchaser, directly or indirectly, grants a sub-licence with respect to the Technology;

(l)
"Servers" means the physical servers and hardware servers that currently host the Technology specifically: Game Server 1: HP Proliant Server S/N: MX271603KH, Game Server 2:  HP Proliant Server S/N: MX271201KJ and Database Server:  Intel 2U Server S/N: SR2500ALLXNA;

(m)	"Subsequent Revenue Sharing Term" means the period of time commencing on the first day following the Initial Revenue Sharing Term and ending on the earlier of:

(a)	the expiry of the Licence Term; or

(b)	the Full Payment Date;

(n)	"Subsidiary" means a corporation, company or other entity:

(a)
more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

(b)
which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(o)	"Technology" has the meaning ascribed to it in the recitals;

(p)	"Technology Licence" has the meaning ascribed to it in Section 2.1;

(q)
"Technology Revenues" means the gross revenues of the Purchaser and its Subsidiaries and any Purchaser Sublicencee which are derived, directly or indirectly, from the exploitation of the Technology by the Purchaser and/or its Subsidiaries and/or any Purchaser Sublicencee; and

(r)	"Territory" means worldwide.

1.2 Interpretation of Certain Terms.  In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice-versa, words importing gender include all genders and the word "including" is not limiting (whether or not non-limiting language is used with reference thereto).

1.3 Sections and Headings.  The division of this Agreement into sections, subsections and paragraphs and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference herein to a particular section, subsection, paragraph or Schedule refers to the section, subsection, paragraph of or Schedule to this Agreement.

1.4 Currency.  Unless otherwise stated, all amounts referred to in this Agreement are stated and payable in Canadian dollars.

1.5 Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  Each party irrevocably consents to the non-exclusive jurisdiction and venue of the courts located at Vancouver, British Columbia with respect to any claim, action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby.

1.6 Schedules.  The following schedules are attached to this Agreement and form an integral part hereof:

Schedule A – Technology
Schedule B – Asset Purchase and Licence-Back Agreement
Schedule C – Pooling Agreement

2.	TECHNOLOGY LICENCE

2.1 Grant of Licence. Subject to the terms and conditions of this Agreement, the Vendor hereby grants to the Purchaser, during the Licence Term, a non-exclusive licence within the Territory to:

(a)	Commercially exploit the Technology in any manner including but not limited to using the Technology to conduct business;

(b)	Grant a sub-license of the Technology to Gamboozle;

(c)
Grant sub-licences of the Technology to others as may be required by the Vendor to commercially exploit or otherwise use the Technology, subject to the prior written consent of the Vendor with respect to each such sub-licence not to be unreasonably withheld; and

(d)	Use the source code for the Technology to further improve, modify and enhance the Technology

(the "Technology Licence").

3.	PAYMENTS

3.1 Revenue Sharing Payments. The Purchaser shall pay the Vendor, within thirty (30) days following the receipt of any Technology Revenues by the Purchaser and/or its Subsidiaries and/or any Purchaser Sublicencee, the following amounts (the "Revenue Sharing Payments"):

(a)	ten percent (10%) of the Technology Revenues generated during the Initial Revenue Sharing Term; and

(b)	twenty percent (20%) of the Technology Revenue generated during the Subsequent Revenue Sharing Term.

3.2 The maximum aggregate total amount of the Revenue Sharing Payments shall not exceed:

(a)	$725,000 during the Initial Revenue Sharing Term; and

(b)	$1,100,000 during the Subsequent Revenue Sharing Term.

4.	SALE OF THE TECHNOLOGY

4.1 Conditional Purchase and Sale.  The Vendor, FTI and the Purchaser hereby covenant and agree to, execute and deliver the Asset Purchase and Licence-Back Agreement and the Pooling Agreement, within five (5) days following the earlier of:

(a)	the Listing Date; or

(b)	the Full Payment Date.

5.	REPRESENTATIONS AND WARRANTIES AND COVENANTS OF VENDOR

The Vendor represents and warrants to the Purchaser as follows, with the intent that the Purchaser shall rely on these representations and warranties in entering into this Agreement and in concluding the purchase and sale contemplated by this Agreement.

5.1 Capacity to Licence.  The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia and has the power and capacity to perform this Agreement and owns such rights, titles and interests in the Technology as are necessary to grant the rights under this Agreement.

5.2  Ilegal Use. The Vendor shall not subject the Technology to illegal usage and shall obtain any required governmental authorizations, approvals, licences, permits, certificates or registrations to comply with the laws of any jurisdiction(s) that are applicable to Vendor's business operations relating to the Technology.

5.3 No Warranty.  The Technology is provided under this Agreement on an "As Is" basis, without warranty of any kind. The Vendor hereby disclaims all warranties and conditions, either express or implied, including but not limited to implied warranties or conditions of merchantability, merchantable quality, fitness for a particular purpose, durability, title and any other implied warranty or condition arising by statute or custom or usage of trade. The Purchaser acknowledges that the Vendor is not liable, for  among other things, if the Technology does not meet the requirements of Purchaser or if it does not operate free of errors, uninterrupted or if the Technology does not function, for whatever reason, in Purchaser's environment.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor shall rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

6.1 Status of Purchaser.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia and, has the power and capacity to enter into this Agreement and carry out its terms.

6.2 Corporate Authority. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

6.3 Sale Shall Not Cause Default.  Neither the execution and delivery of this Agreement nor the completion of the purchase and sale contemplated by this Agreement shall violate any of the terms and provisions of the constating documents of the Purchaser, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Purchaser.

6.4 Ilegal Use. The Purshaser shall not subject the Technology to illegal usage and shall obtain any required governmental authorizations, approvals, licences, permits, certificates or registrations to comply with the laws of any jurisdiction(s) that are applicable to the Purchaser's business operations relating to the Technology.

6.5 Sub-Licencing.  The Purchaser shall not sub-licence the Technology (except to Gamboozle) and shall ensure that Gamboozle does not sub-licence the Technology, without the prior written consent of the Vendor for each and every sub-licence the Purchaser and/or Gamboozle wish to grant.  The Purchaser shall also ensure that any such sub-licencing of the Technology by the Purchaser or Gamboozle will be subject to terms no less materially protective of the Vendor's rights relating to the Technology established in this Agreement.

6.6 Indemnity. The Purchaser shall defend, indemnify, and forever hold harmless Vendor from any claims, damages, losses, costs or expenses (including without limitation lawyer's fees) incurred by Vendor in connection with all claims, suits, judgments and causes of action for (i) any misrepresentation, breach or non-fulfillment of covenant on the part of the Purchaser under this Agreement; (ii) any injury, death or property damage arising from Purchaser's negligence or misconduct in connection with Purchaser's use, operation or sub-licensing of the Technology or any portion thereof or (iii) claims made by third parties against Vendor arising from or related to Purchaser's use, operation or sub-licensing of the Technology or any portion thereof. No remedy herein conferred upon Vendor is intended to be, nor shall it be construed to be, exclusive of any other remedy provided herein or as allowed by law or in equity, but all such remedies shall be cumulative.

6.7 No Hold Period.  The Purchaser shall make best efforts, including the addition of any necessary prospectus language, to ensure that 300,000 of the IMI Shares are not subject to any statutory or regulatory hold period requirements.

7.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Vendor's Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements made by the Vendor in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive Closing and any investigation at any time made by or on behalf of the Purchaser and shall continue in full force and effect for the benefit of the Purchaser.

7.2 Purchaser's Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements made by the Purchaser in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive Closing and any investigation at any time made by or on behalf of the Vendor, and shall continue in full force and effect for the benefit of the Vendor.

8.	CONFIDENTIALITY

8.1 Acknowledgement of Significance. Each party acknowledges that in connection with this Agreement, Purchaser may disclose to Vendor or allow Vendor access to and Vendor may disclose to Purchaser or allow Purchaser access to Confidential Information.  Each party further acknowledges that this information is of significant value to the disclosing party.

8.2 No Rights Acquired. Vendor and Purchaser each acknowledge and agree that they shall not acquire any right, title or interest in or to any Confidential Information disclosed to it by the other party pursuant to this Agreement.

8.3 Covenant of Non-disclosure. During the term of this Agreement and thereafter, each party shall maintain in strict confidence all Confidential Information disclosed to it by the other party, or to which it obtains access as a result of this Agreement. Notwithstanding the foregoing, to the extent the receiving party can establish it is required by law to disclose any Confidential Information provided to it by the other party, it shall be permitted to do so, provided that notice of the requirement to disclose is first delivered to the disclosing party so that the disclosing party may contest this potential disclosure.

8.4 Exceptions. The non-disclosure obligations under this Agreement shall not apply to Confidential Information which the receiving party can establish:

(a)	Is or becomes readily available to the public other than through a breach of this Agreement;

(b)	Is disclosed, lawfully and not in breach of any contractual or other legal obligation, to it by a third party; or

(c)	Through written records, was known to it or developed by it, prior to the date of first disclosure of the Confidential Information under this Agreement.

9.	DELIVERY, NO ADDITIONAL SERVICES & CO-OPERATION

9.1 Vendor Deliveries. Vendor shall deliver to Purchaser, within 10 business days of the date of the Agreement (the "Delivery Date"):

(a)	Copy of the compiled/executable code the Technology;

(b)	Copy of the source code of the Technology;

(c)	Other technical information relating to the Technology;

(d)	Copies of user manuals and any other documentation relating to the use and operation of the Technology; and

(e)	The Servers.

9.2 No Strict Enforement of Delivery Date. The Vendor shall use commercially reasonable efforts to meet the Delivery Date, but does not represent or warrant that this Delivery Date will be met. Notwithstanding any other provision in this Agreement, under no circumstances shall Vendor be liable for any delay in delivery of any component of the Assets.

9.3 No Additional Services.  The Purchaser agrees that there are to be no training, maintenance, programming or any other services to be provided under this Agreement by Vendor in relation to the Technology and/or the Technology Licence, including, without limitation, any services in relation to any errors, malfunctions, bugs or defects which may arise during the term of this Agreement, except where these services are rendered through any further written agreement between the parties and, in that case, at a fee to be agreed upon at the time the further written agreement may be entered into.

9.4 Further Co-operation. Vendor and Purchaser covenant with each other to co-operate in all reasonable ways in a prompt and timely fashion in the prosecution of any infringement suit by the Vendor or Purchaser and in any defence of any action, suit or proceeding instituted for the impeachment of or for a declaration of infringement of the Technology. All costs and expenses incurred in investigating, resisting, litigating and settling such a complaint, including payment of any award of damages and/or costs to any third party, shall be borne by the party incurring the expense or cost.

9.5 Improvements to Technology. Any improvements, modifications, or changes to the source code of the Technology made by either the Vendor or Purchaser during the Licence Term will remain the individual and sole exclusive property of the party that makes such improvements, modifications or other changes.

10.	TERM AND TERMINATION

10.1 Breach and Bankruptcy.  The Notwithstanding any other provision in this Agreement, any party hereto may terminate this Agreement effective immediately upon delivery of notice of termination to the other if:

(a)
any party commits a material breach of this Agreement or consistently fails to properly perform and observe any of its obligations under this Agreement, and fails to rectify the situation within 30 calendar days after another party delivering notice of the breach or consistent failure to perform to the other; or

(b)
any party becomes insolvent, or a receiver or receiver-manager is appointed for any part of the property of another party, or another party makes an assignment, proposal or arrangement for the benefit of its creditors or another party files an assignment in bankruptcy, or any proceedings under any bankruptcy or insolvency laws are commenced against another party and any of the same is not dismissed within 30 calendar days following commencement thereof.

10.2 The Vendor may terminate this Agreement if the Vendor is prevented from licensing or providing any portion of the Technology by any law, regulation, requirement or ruling issued in any form whatsoever by a judicial or other governmental body, or if a notice from a government agency or department indicates the Vendor is not permitted to license or provide any portion of the Technology. Nothing herein shall be construed to require the Vendor to seek a waiver of any law, rule, regulation or restriction, or seek judicial review or appeal of any court order. The Vendor shall have no liability to the Purchaser or its Affiliates or any Purchaser Sublicencee arising from or related to the termination of this Agreement as set out herein.

10.3 Upon termination or expiration of this Agreement, each party shall immediately deliver up to the other party, at each party's own expense and risk, all Confidential Information provided to it by the other party and all copies thereof, and all other materials, documents, information, contracts, equipment and property in each such party's possession, charge, control or custody which are owned by or related in any way to the business affairs of the other party.

11.	GENERAL PROVISIONS

11.1 Entire Agreement.  This Agreement and the Schedules attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreement, negotiation, representation or understanding among the parties regarding such subject matter.

11.2 Waiver and Consent.  No consent or waiver, express or implied, by any party to or of any breach or default by another party of any or all of its obligations under this Agreement shall be effective unless it is in writing, nor shall it eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

11.3 Amendments.  This Agreement may not be amended except by written agreement among all the parties.

11.4 Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto except that the Purchaser may sub-licence the Technology to Gamboozle in accordance with the terms of this Agreement.

11.5 Binding Effect.  This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

11.6 Time of Essence.  Time shall be of the essence of this Agreement.

11.7 Further Assurances.  The Vendor, FTI and the Purchaser hereby each convenant and agree to act in good faith with respect to the satisfaction of its obligations under this Agreement including the parties’ obligations pursuant to Section 4.1 above, and, at the reasonable request of another party, shall, at its own expense, take such actions and do such things and, as the case may be, execute and deliver or furnish such additional agreements, documents and instruments as may, from time to time, be necessary or reasonably desirable to better effectuate the transactions contemplated by this Agreement, the Asset Purchase & Licence-Back Agreement and the Pooling Agreement.

11.8 Notices.  Every notice, request, demand or communication required or permitted to be given under this Agreement shall be in writing and delivered by hand or facsimile transmission to the party which it is to be given as follows:

To the Vendor or FTI:

Fireswirl Technologies Inc.
Suite 207, 88 10th Street
New Westminster, BC V3M 6H8

Attention:  Dale Peterson
Fax:  (604) 677-6613

With a copy to:

Sangra Moller LLP
Barristers & Solicitors
#1000 – 925 West Georgia Street
Vancouver, B.C.  V6C 3L2

Attention:  Winston Yee

Tel:           (604) 692-3021
Fax:           (604) 669-8803

To the Purchaser at:

Suite 2320 Harbour Centre
555 West Hastings Street
Vancouver, BC  V6B 4N4

Attention:  Michael Young

Tel:           (604) 742-1111
Fax:           (604) 909-5169

With a copy to:

McCullough O'Connor Irwin LLP
1100 - 888 Dunsmuir Street
Vancouver, BC V6C 3K4

Attention:  Kevin Hisko

Tel:           (604) 687-7077
Fax:           (604) 687-7099

or to such other address or facsimile number as is specified by a party by notice to the other party given in accordance with this subsection. Any such notice, demand, request or direction shall be deemed to have been given and received if delivered, on the next business day after the day of delivery, and if sent by facsimile transmission, on the first business day after the day of transmittal.

11.9 Announcements.  The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendor nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

11.10 Performance on Holidays.  If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a business day, then such action shall be valid if taken on or by the next succeeding business day.

11.11 Counterparts.  This Agreement may be executed in counterparts and by facsimile or other electronic means, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first written above.

FIRESWIRL TECHNOLOGIES INC. By: /s/ Dale Peterson Name: Dale Peterson Title: President and CEO

FIRESWIRL SYSTEMS INC. By: /s/ Dale Peterson Name: Dale Peterson Title: President and CEO

INTELIMAX MEDIA INC. By: /s/ Michael Young Name: Michael Young Title: President

Schedule A

Technology

A.	Online Casino Suite Games Software, including:

1.	Slots
2.	Video Poker
3.	Blackjack
4.	Baccarat
5.	Sicbo
6.	Roulette
7.	Red Dog
8.	Craps

B.	Online Multiplayer Poker Games Software, including:

1.	Texas Hold'em Ring Games
2.	Texas Hold'em Sit n' Go Tournament Games
3.	Texas Hold'em Multi-Table Tournament Games
4.	Texas Hold'em 'Flash' Based Game Client
5.	Omaha Hi/Lo Games
6.	7-Card Stud Game
7.	General C++ Based Game Client

C.	Chipsnchat

1.	"Chipsnchat" membership database at its current state
2.	URL chipsnchat.com
3.	Any existing Integrations into social networks Facebook.com, MySpace.com and Beebo.com

D.	All manuals, publications, technical documentation, user documentation and other related materials pertaining to the Technology

E.	All source code and user guides associated with the Technology.

SCHEDULE B

ASSET PURCHASE & LICENCE-BACK AGREEMENT

THIS AGREEMENT made as of the ____ day of ____________, 20___ (the “Effective Date”).

BETWEEN:

FIRESWIRL TECHNOLOGIES INC.
a corporation with an office at Suite 207, 88 10th Street, New Westminster, BC V3M 6H8

("FTI")
- and -

FIRESWIRL SYSTEMS INC.
a corporation with an office at Suite 207, 88 10th Street, New Westminster, BC V3M 6H8

(the "Vendor")
- and –

INTELIMAX MEDIA INC.
a corporation  with an office at Suite 2320 Harbour Centre, 555 West Hastings Street, Vancouver, BC  V6B 4N4

(the "Purchaser")

WHEREAS:

F.	The Vendor is the owner of certain technology used for the purpose of providing various online casino games and multi-player poker games as described in Schedule A hereto (the "Technology");

G.	The Vendor is a wholly owned subsidiary of FTI;

H.	The Vendor, the Purchaser and FTI are parties to a Licence Grant & Asset Purchase Agreement dated August ____, 2008 (the “Licence Agreement”);

I.
Pursuant to the terms of the Licence Agreement, upon the satisfaction of certain conditions precedent, the parties agreed to enter into this Agreement whereby the Vendor will sell, and the Purchaser will purchase the Technology and the servers that currently host the Technology; and

J.	Concurrent to the sale of the Technology from the Vendor to the Purchaser, the Purchaser shall grant to the Vendor a perpetual licence to commercially exploit the Technology.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

12.	INTERPRETATION

12.1 Defined Terms.  Unless otherwise defined in this Agreement, the following terms have the following meanings:

(a)	"Assets" has the meaning ascribed to it in subsection 2.1;

(b)
"Closing" or "Time of Closing" means the execution and delivery of this Agreement by the parties hereto and the completion of the purchase and sale of the Assets in accordance with the terms and provisions of this Agreement;

(c)
"Competing Sale Revenues" means revenues generated at any time during the 36 month period following the date of this Agreement by, the Vendor and/or FTI and/or any Subsidiary of FTI and/or any Vendor Sublicencee by the commercial exploitation of the Technology in a manner that directly competes with the business currently being conducted by the Purchaser;

(d)
"Confidential Information" means trade secrets and other information not generally known to the public that is owned by Purchaser or Vendor or by any entity affiliated, associated or related to Purchaser or Vendor, or by any of their respective suppliers, customers, or other business partners. Confidential Information includes, without limitation, the Technology, any enhancements, and all source code and related documentation, financial information, legal, corporate, marketing, research, technical, manufacturing, personnel, customer and supplier information and any other information, in whatever form or media, specifically identified as confidential by a party, or the nature of which is such that it would generally be considered confidential in the industry in which that party operates, or which that party is obligated to treat as confidential property;

(e)	"Gamboozle" means Gamboozle Media Inc., a wholly-owned subsidiary of the Purchaser incorporated under the laws of the Province of British Columbia;

(f)	"Licence Agreement" has the meanin ascribed to it in the recitals;

(g)	"IMI Shares" means 1,500,000 Common shares without par value (at a deemed price of $0.25 per share equaling $375,000) in the capital of the Purchaser;

(h)
"Person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

(i)	"Purchase Price" has the meaning ascribed to it in Section 2.2;

(j)	"Purchaser Sublicencee" means any Person to whom the Purchaser, directly or indirectly, grants a sub-licence to use the Technology;

(k)	"Revenue Sharing Amount" has the meaning ascribed to it in Section 4.1;

(l)
"Servers" means the physical servers and hardware servers that currently host the Technology specifically: Game Server 1: HP Proliant Server S/N: MX271603KH, Game Server 2:  HP Proliant Server S/N: MX271201KJ and Database Server:  Intel 2U Server S/N: SR2500ALLXNA;

(m)	"Subsidiary" means a corporation, company or other entity:

(a)
more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

(b)
which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(n)	"Technology" has the meaning ascribed to it in the recitals;

(o)
"Technology Revenues" means the gross revenues of the Purchaser and its Subsidiaries and any Purchaser Sublicencee which are derived, directly or indirectly, from the exploitation of the Technology by the Purchaser and/or its Subsidiaries and/or any Purchaser Sublicencee;

(p)	"Territory" means worldwide; and

(q)	"Vendor Sublicencee" means any Person to whom the Vendor, directly or indirectly, grants a sub-licence to use the Technology.

12.2 Interpretation of Certain Terms.  In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice-versa, words importing gender include all genders and the word "including" is not limiting (whether or not non-limiting language is used with reference thereto).

12.3 Sections and Headings.  The division of this Agreement into sections, subsections and paragraphs and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference herein to a particular section, subsection, paragraph or Schedule refers to the section, subsection, paragraph of or Schedule to this Agreement.

12.4 Currency.  Unless otherwise stated, all amounts referred to in this Agreement are stated and payable in Canadian dollars.

12.5 Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  Each party irrevocably consents to the non-exclusive jurisdiction and venue of the courts located at Vancouver, British Columbia with respect to any claim, action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby.

12.6 Schedules.  The following schedules are attached to this Agreement and form an integral part hereof:

Schedule A – Technology

13.	PURCHASE AND SALE

13.1 Purchase and Sale of Assets.  On the terms and subject to the conditions hereof, the Vendor agrees to sell, transfer and assign to the Purchaser or Gamboozle, and the Purchaser agrees to purchase and accept from the Vendor, all of the right, title and interest of the Vendor in and to:

(a)	the Technology; and

(b)	the Servers;

(together, the "Assets").

13.2 Purchase Price.  The price payable by the Purchaser to the Vendor for the Assets (the "Purchase Price") shall be paid as follows:

(a)	The Purchaser shall:

(a)	issue and register the IMI Shares in the name of the Vendor effective as of the Time of Closing; and

(b)	pay the Vendor the Revenue Sharing Payments owing up to the time to time, pursuant to the terms set out in Section 4 of this Agreement; and

(c)	grant the Technology License to the Vendor pursuant to the terms set out in Section 3 of this Agreement;

or, alternatively,

(b)	The Purchaser shall:

(a)	pay the Vendor, pursuant to the terms of the Licence Agreement, Revenue Sharing Payments in the aggregate total amount of $1,100,000; and

(b)	grant the Technology License to the Vendor pursuant to the terms set out in Section 3 of this Agreement.

2.3           Greater Certainty.  For greater certainty, the Purchaser shall satisfy the Purchase Price for the Assets by completing payment of the Purchase Price pursuant to the terms of 2.2 (a) OR 2.2 (b).

2.4.           Unassignable Assets.  If any of the Assets, or interest therein, is not transferable or assignable by the Vendor to the Purchaser without the consent of a third party and such consent is not obtained on or prior to the Time of Closing, then the Vendor shall hold the same in trust for the Purchaser and shall convey, assign and transfer such Assets, or such interest therein, as the Purchaser may from time to time direct and shall execute and deliver such further documents, transfers, assignments, assurances and instruments and do such further acts and things as the Purchaser may reasonably request from time to time to convey, assign and transfer such Assets, or such interest therein, to the Purchaser.

14.	TECHNOLOGY LICENCE

14.1 Grant of Licence. Subject to the terms and conditions of this Agreement, the Purchaser hereby grants to the Vendor a non-exclusive and perpetual licence within the Territory to:

(a)	Commercially exploit the Technology in any manner including but not limited to using the Technology to conduct business;

(b)	Grant sub-licenses to others as may be required by the Vendor to commercially exploit or otherwise use the Technology; and

(c)	Use the source code for the Technology to further improve, modify and enhance the Technology (the "Technology License").

14.2 Perpetual Term. For greater certainty, the Technology License granted to the Vendor shall eternally remain valid in notwithstanding any future circumstances or events including but not limited to (i) the sale of the Technology by the Purchaser or (ii) the winding-up, insolvency or bankruptcy of the Purchaser.

15.	REVENUE SHARING

15.1 Revenue Sharing Agreement. The Purchaser shall pay the Vendor (the "Revenue Sharing Payments"), ten percent (10%) of the Technology Revenues, within thirty (30) days following the receipt of any Technology Revenues by the Purchaser and/or its Subsidiaries and/or any Purchaser Sublicencee, as the case may be.  In any event, the maximum aggregate total amount of the Revenue Sharing Payments, including the amounts of any Revenue Sharing Payments made under the Licence Agreement, shall be $725,000 (the "Revenue Sharing Amount").

15.2 Limitation of Liability Not Applicable.  The limitation on the Purchaser's liability set out in Section 8.3 of this Agreement shall not apply to any breach of the Vendor's obligations, pursuant to Section 4.1 above, to pay the Revenue Sharing Payments up to the Revenue Sharing Amount.

16.	REPRESENTATIONS AND WARRANTIES OF VENDOR

The Vendor represents and warrants to the Purchaser as follows, with the intent that the Purchaser shall rely on these representations and warranties in entering into this Agreement and in concluding the purchase and sale contemplated by this Agreement.

16.1 Capacity to Sell.  The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia and has the power and capacity to own and dispose of the Assets and to enter into this Agreement and carry out its terms to the fullest extent.

16.2 Authority to Sell. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Vendor and, if required, approval for such transaction has been received by the Vendor from the TSX Venture Exchange, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

16.3 Sale Shall Not Cause Default. Neither the execution and delivery of this Agreement nor the completion of the purchase and sale contemplated by this Agreement shall:

(a)
violate any of the terms and provisions of the constating documents of the Vendor, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Vendor or any of the Assets;

(b)	give any person the right to terminate or cancel any of the Assets; or

(c)	result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable.

16.4 Assets.  The Vendor is the legal and beneficial owner of the Assets and has good marketable title to the Assets and such Assets shall be transferred to the Purchaser free and clear of any mortgages, liens, charges, pledges, restrictions, security interests, encumbrances and other claims.

16.5 Litigation.  There is no litigation or administrative or governmental proceeding or enquiry pending, or to the best knowledge of the Vendor, threatened against or relating to the Vendor, or any of the Assets that, if determined adversely, would prohibit the Vendor from performing its obligations under this Agreement, nor does the Vendor know of any reasonable basis for any such action, proceeding or inquiry.

16.6  Ilegal Use. The Vendor shall not subject the Technology to illegal usage and shall obtain any required governmental authorizations, approvals, licences, permits, certificates or registrations to comply with the laws of any jurisdiction(s) that are applicable to Vendor's business operations relating to the Technology.

16.7  Sub-Licencing. The Vendor shall ensure that any sub-licensing of the Technology to customers or business partners or trading partners of the Purchaser, will be subject to terms no less materially protective of Vendor's rights relating to the Technology established in this Agreement.

17.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor shall rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

17.1 Status of Purchaser.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia and, has the power and capacity to enter into this Agreement and carry out its terms.

17.2 Authority to Purchase. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

17.3 Sale Shall Not Cause Default.  Neither the execution and delivery of this Agreement nor the completion of the purchase and sale contemplated by this Agreement shall violate any of the terms and provisions of the constating documents of the Purchaser, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Purchaser.

17.4 IMI Shares. At the Time of Closing the issued and outstanding shares in the capital of the Purchaser consists solely of 14,812,157 Common shares not including the IMI Shares to be issued pursuant to this Agreement.  There are no options outstanding or other securities outstanding, including securities convertible into Common shares of the Purchaser.

17.5 Validity IMI Shares. The IMI Shares to be issued to the Vendor pursuant to this Agreement have been, duly created and, when issued, delivered and paid for in full, will be validity issued as fully paid Common shares of the Purchaser, and will not have been issued in violation of or subject to any pre-emptive rights of contractual rights to purchase securities issued by the Purchaser.

17.6 Ilegal Use. The Purshaser shall not subject the Technology to illegal usage and shall obtain any required governmental authorizations, approvals, licences, permits, certificates or registrations to comply with the laws of any jurisdiction(s) that are applicable to the Purchaser's business operations relating to the Technology.

17.7 Subsequent Sale of the Technology. In any subsequent sale of the Technology by the Purchaser, the Purchaser shall give notice to the subsequent purchaser of the Technology Licence granted to the Vendor and make it a condition of any sale future sale of the Technology that all subsequent purchasers respect and maintain the perpetual Technology Licence granted to the Vendor pursuant to this Agreement.

18.	COVENANTS OF VENDOR AND FTI

18.1 Non-Competition Payments. During the 36 month period following the date of this Agreement, the Vendor shall pay the Purchaser an amount equal to ten percent (10%) of any Competing Sale Revenues (a "Competing Sale Payment"), within thirty (30) days following the receipt of such Competing Sale Revenues by the Vendor or FTI or any Subsidiary of FTI or any Vendor Sublicencee, as the case may be.  In any event, the maximum aggregate amount of all Competing Sale Payments made to the Purchaser shall not exceed $375,000.

18.2 Indemnity.  The Vendor and FTI shall, jointly and severally, indemnity and hold harmless the Purchaser from any claims, damages, losses, costs or expenses (including without limitation lawyer's fees) incurred by the Purchaser in connection with all claims, suits, judgments and causes of action for (i) any misrepresentation, breach or non-fulfillment of covenant on the part of the Vendor or FTI under this Agreement; (ii) any injury, death or property damage arising from the Vendor's negligence or misconduct in connection with Vendor's use, operation or sub-licensing of the Technology or any portion thereof or (iii) claims made by third parties against the Purchaser arising from or related to Vendor's use, operation or sub-licensing of the Technology or any portion thereof. No remedy herein conferred upon Purchaser is intended to be, nor shall it be construed to be, exclusive of any other remedy provided herein or as allowed by law or in equity, but all such remedies shall be cumulative.

18.3 No Warranty.  The Technology is provided under this Agreement on an "As Is" basis, without warranty of any kind except for the express warranties set forth herein. The Vendor disclaims all other warranties and conditions, either express or implied, including but not limited to implied warranties or conditions of merchantability, merchantable quality, fitness for a particular purpose, durability, title and any other implied warranty or condition arising by statute or custom or usage of trade. The Purchaser acknowledges that the Vendor is not liable, for  among other things, if the Technology does not meet the requirements of Purchaser or if it does not operate free of errors, uninterrupted or if the Technology does not function, for whatever reason, in Purchaser's environment.

18.4 Limitation of Liability. Except as otherwise expressly provided in this Agreement, the Vendor and FTI's liability for claims, costs, losses, damages of any kind or any other cause, including liability for any fundamental breach of this Agreement for patent or copyright infringement and regardless of the form of action, shall not exceed $50,000. In no event will Vendor or FTI be liable for special, indirect, incidental or consequential damages which Purchaser may incur or experience on account of entering into or relying upon this Agreement or by the use of or possession of the Technology, even if the Vendor has been advised of the possibility of such damages.

19.	COVENANTS OF PURCHASER

19.1 Payment.  The Purchaser shall pay the Purchase Price to the Vendor on the terms and in the manner set out in Section 2.2 of this Agreement.

19.2 Indemnity. The Purchaser shall defend, indemnify, and forever hold harmless Vendor from any claims, damages, losses, costs or expenses (including without limitation lawyer's fees) incurred by Vendor in connection with all claims, suits, judgments and causes of action for (i) any misrepresentation, breach or non-fulfillment of covenant on the part of the Purchaser under this Agreement; (ii) any injury, death or property damage arising from Purchaser's negligence or misconduct in connection with Purchaser's use, operation or sub-licensing of the Technology or any portion thereof or (iii) claims made by third parties against Vendor arising from or related to Purchaser's use, operation or sub-licensing of the Technology or any portion thereof. No remedy herein conferred upon Vendor is intended to be, nor shall it be construed to be, exclusive of any other remedy provided herein or as allowed by law or in equity, but all such remedies shall be cumulative.

19.3 Limitation of Liability. Except as otherwise expressly provided in this Agreement, the Purchaser's liability for claims, costs, losses, damages of any kind or any other cause, including liability for any fundamental breach of this Agreement for patent or copyright infringement and regardless of the form of action, shall not exceed $50,000. In no event will the Purchaser be liable for special, indirect, incidental or consequential damages which the Vendor may incur or experience on account of entering into or relying upon this Agreement or by the use of or possession of the Technology, even if the Purchaser has been advised of the possibility of such damages.

19.4 No Hold Period.  The Purchaser shall make best efforts, including the addition of any necessary prospectus language, to ensure that 300,000 of the IMI Shares, to be issued to the Vendor pursuant to Section 2.2 (a), are not subject to any statutory or regulatory hold period requirements.

20.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

20.1 Vendor's Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements made by the Vendor in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive Closing and any investigation at any time made by or on behalf of the Purchaser and shall continue in full force and effect for the benefit of the Purchaser.

20.2 Purchaser's Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements made by the Purchaser in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive Closing and any investigation at any time made by or on behalf of the Vendor, and shall continue in full force and effect for the benefit of the Vendor.

21.	CONFIDENTIALITY

21.1 Acknowledgement of Significance. Each party acknowledges that in connection with this Agreement, Purchaser may disclose to Vendor or allow Vendor access to and Vendor may disclose to Purchaser or allow Purchaser access to Confidential Information.  Each party further acknowledges that this information is of significant value to the disclosing party.

21.2 No Rights Acquired. Vendor and Purchaser each acknowledge and agree that they shall not acquire any right, title or interest in or to any Confidential Information disclosed to it by the other party pursuant to this Agreement.

21.3 Covenant of Non-disclosure. During the term of this Agreement and thereafter, each party shall maintain in strict confidence all Confidential Information disclosed to it by the other party, or to which it obtains access as a result of this Agreement. Notwithstanding the foregoing, to the extent the receiving party can establish it is required by law to disclose any Confidential Information provided to it by the other party, it shall be permitted to do so, provided that notice of the requirement to disclose is first delivered to the disclosing party so that the disclosing party may contest this potential disclosure.

21.4 Exceptions. The non-disclosure obligations under this Agreement shall not apply to Confidential Information which the receiving party can establish:

(a)	Is or becomes readily available to the public other than through a breach of this Agreement;

(b)	Is disclosed, lawfully and not in breach of any contractual or other legal obligation, to it by a third party; or

(c)	Through written records, was known to it or developed by it, prior to the date of first disclosure of the Confidential Information under this Agreement.

22.	DELIVERY, NO ADDITIONAL SERVICES & CO-OPERATION

22.1 Vendor Deliveries. Vendor shall deliver to Purchaser, within 10 business days of the date of the Agreement (the "Delivery Date"):

(a)	Copy of the compiled/executable code the Technology;

(b)	Copy of the source code of the Technology

(c)	Other technical information relating to the Technology;

(d)	Copies of user manuals and any other documentation relating to the use and operation of the Technology; and

(e)	The Servers.

22.2 No Strict Enforement of Delivery Date. The Vendor shall use commercially reasonable efforts to meet the Delivery Date, but does not represent or warrant that this Delivery Date will be met. Notwithstanding any other provision in this Agreement, under no circumstances shall Vendor be liable for any delay in delivery of any component of the Assets.

22.3 No Additional Services. Purchaser agrees that there are to be no training, maintenance, programming or any other services to be provided under this Agreement by Vendor in relation to the Technology, including, without limitation, any services in relation to any errors, malfunctions, bugs or defects which may arise during the term of this Agreement, except where these services are rendered through any further written agreement between the parties and, in that case, at a fee to be agreed upon at the time the further written agreement may be entered into.

22.4 Further Co-operation. Vendor and Purchaser covenant with each other to co-operate in all reasonable ways in a prompt and timely fashion in the prosecution of any infringement suit by the Vendor or Purchaser and in any defence of any action, suit or proceeding instituted for the impeachment of or for a declaration of infringement of the Technology. All costs and expenses incurred in investigating, resisting, litigating and settling such a complaint, including payment of any award of damages and/or costs to any third party, shall be borne by the party incurring the expense or cost.

22.5 Improvements to Technology. Any improvements, modifications, or changes to the source code of the Technology made by either the Vendor or Purchaser following the completion of the sale of the Technology pursuant to this Agreement will remain the individual and sole exclusive property of the party that makes such improvements, modifications or other changes.

23.	GENERAL PROVISIONS

23.1 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreement, negotiation, representation or understanding among the parties regarding such subject matter.

23.2 Waiver and Consent.  No consent or waiver, express or implied, by any party to or of any breach or default by another party of any or all of its obligations under this Agreement shall be effective unless it is in writing, nor shall it eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

23.3 Amendments.  This Agreement may not be amended except by written agreement among all the parties.

23.4 Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto except that the Purchaser may assign the Technology to Gamboozle.

23.5 Binding Effect.  This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

23.6 Time of Essence.  Time shall be of the essence of this Agreement.

23.7 Further Assurances.  Prior to, on and following the Time of Closing, each of the parties agrees that it shall act in good faith with respect to the satisfaction of its obligations under this Agreement, and, at the reasonable request of another party, shall, at its own expense, take such actions and do such things and, as the case may be, execute and deliver or furnish such additional agreements, documents and instruments as may, from time to time, be necessary or reasonably desirable to better effectuate the transactions contemplated by this Agreement.

23.8 Notices.  Every notice, request, demand or communication required or permitted to be given under this Agreement shall be in writing and delivered by hand or facsimile transmission to the party which it is to be given as follows:

To the Vendor or FTI:

Fireswirl Technologies Inc.
Suite 207, 88 10th Street
New Westminster, BC, V3M 6H8

Attention:  Dale Peterson
Fax:  (604) 677-6613

With a copy to:

Sangra Moller LLP
Barristers & Solicitors
#1000 – 925 West Georgia Street
Vancouver, B.C.  V6C 3L2

Attention:  Winston Yee

Tel:       (604) 692-3021
Fax:      (604) 669-8803

To the Purchaser at:

Suite 2320 Harbour Centre
555 West Hastings Street
Vancouver, BC  V6B 4N4

Attention:  Michael Young

Tel:       (604) 742-1111
Fax:      (604) 909-5169

With a copy to:

McCullough O'Connor Irwin LLP
1100 - 888 Dunsmuir Street
Vancouver, BC V6C 3K4

Attention:  Kevin Hisko

Tel:       (604) 687-7077
Fax:      (604) 687-7099

or to such other address or facsimile number as is specified by a party by notice to the other party given in accordance with this subsection. Any such notice, demand, request or direction shall be deemed to have been given and received if delivered, on the next business day after the day of delivery, and if sent by facsimile transmission, on the first business day after the day of transmittal.

23.9 Announcements.  The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendor nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

23.10 Performance on Holidays.  If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a business day, then such action shall be valid if taken on or by the next succeeding business day.

23.11 Counterparts.  This Agreement may be executed in counterparts and by facsimile, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first written above.

FIRESWIRL TECHNOLOGIES INC. By: Name: Title:

FIRESWIRL SYSTEMS INC. By: Name: Title:

INTELIMAX MEDIA INC. By: Name: Title:

Schedule A

Technology

F.	Online Casino Suite Games Software, including:

9.	Slots
10.	Video Poker
11.	Blackjack
12.	Baccarat
13.	Sicbo
14.	Roulette
15.	Red Dog
16.	Craps

G.	Online Multiplayer Poker Games Software, including:

8.	Texas Hold'em Ring Games
9.	Texas Hold'em Sit n' Go Tournament Games
10.	Texas Hold'em Multi-Table Tournament Games
11.	Texas Hold'em 'Flash' Based Game Client
12.	Omaha Hi/Lo Games
13.	7-Card Stud Game
14.	General C++ Based Game Client

H.	Chipsnchat

1.	"Chipsnchat" membership database at its current state
2.	URL chipsnchat.com
3.	Any existing Integrations into social networks Facebook.com, MySpace.com and Beebo.com

I.	All manuals, publications, technical documentation, user documentation and other related materials pertaining to the Technology

J.	All source code and user guides associated with the Technology.

SCHEDULE C

POOLING AGREEMENT

(see attached)